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Exhibit 5.19

September 28, 2017

Golden Star Resources Ltd.
150 King Street West
Sun Financial Tower, Suite 1200
Toronto, Ontario M5H 1J9

Ladies and Gentlemen:

Re:    Registration Statement on Form F-10

We hereby consent to the reference to us in this Registration Statement (the "Registration Statement") on Form F-10 of Golden Star Resources Ltd. and to the use of our firm name under the heading "Legal Matters" and "Description of Debt Securities — Enforceability of Judgments" in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ FASKEN MARTINEAU DUMOULIN LLP

Fasken Martineau DuMoulin LLP

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  Exhibit 5.19